Exhibit 5.02

June 23, 2011

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Re:	$500 million Aggregate Principal Amount of 8- 5/8% Senior Notes due 2018 of West Corporation / $650 million Aggregate Principal Amount of 7- 7/8% Senior Notes due 2019 of West Corporation

Ladies and Gentlemen:

We have acted as special counsel to West Corporation and the subsidiaries of West Corporation listed on Schedule I hereto (such subsidiaries are referred to herein as the “Guarantors”), in connection with (i) the proposed issuance by West Corporation, a Delaware corporation (the “Issuer”), in exchange offers of $500 million aggregate principal amount of its 8- 5/8% Senior Notes due 2018 (the “Exchange 2018 Notes”) and $650 million aggregate principal amount of its 7- 7/8% Senior Notes due 2019 (the “Exchange 2019 Notes” and, together with the Exchange 2018 Notes, the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuer’s outstanding 8- 5/8% Senior Notes due 2018 (the “Outstanding 2018 Notes”) and 7- 7/8% Senior Notes due 2019 (the “Outstanding 2019 Notes” and, together with the Outstanding 2018 Notes, the “Outstanding Notes”), which have not been so registered, and (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors.

The Outstanding 2018 Notes have been, and the Exchange 2018 Notes will be, issued pursuant to an Indenture, dated as of October 5, 2010, by and among the Issuer, the Guarantors and The Bank of New York Mellon Trust, as trustee (“Trustee”) (the “2018 Notes Indenture”). The Outstanding 2019 Notes have been, and the Exchange 2019 Notes will be, issued pursuant to an Indenture, dated as of November 24, 2010, by and among the Issuer, the Guarantors and the Trustee (the “2019 Notes Indenture” and, together with the 2018 Notes Indenture, the “Indentures”). The terms of the Exchange Guarantees are contained in the Indentures. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indentures.

As to certain factual matters, we have relied upon certificates of officers of the Issuer and Guarantors and have not sought to independently verify such matters. Where we render an opinion “to our knowledge,” it is based solely upon (a) an inquiry of attorneys within this firm who have represented the Issuer in this transaction, (b) receipt of a certificate executed by an officer of the Issuer or Guarantors covering such matters, and (c) such other investigation, if any, that we specifically set forth herein.

In rendering this opinion, we have assumed: the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; the due authorization (except with respect

West Corporation June 23, 2011 Page 2

to the Guarantors), execution and delivery of all documents, where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the genuineness and authenticity of all signatures on original documents. We have also assumed: that all individuals executing and delivering documents had the legal capacity to so execute and deliver; and that there are no extrinsic agreements or understandings among the parties to the Exchange Documents (as defined herein) that would modify or interpret the terms of any such agreements or the respective rights or obligations of the parties thereunder. Further, we have relied upon the factual representations and warranties in the Exchange Documents, including any supplemental indentures, and we have assumed, without independent investigation, that such representations and warranties made therein are true, accurate and complete.

Our opinion is expressed only with respect to the Arizona Business Corporation Act, the Colorado Business Corporation Act, the Colorado Limited Liability Company Act, the Georgia Business Corporation Code, the Nevada Limited Liability Company Act, the New Jersey Business Corporation Act, the Ohio General Business Law, Chapter 1705 of the Ohio Revised Statutes governing limited liability companies, and the Virginia Stock Corporation Act (collectively, the “Covered Laws”). We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above, are applicable to the subject matter hereof.

We are not rendering any opinion as to any statute, rule, regulation, ordinance, decree or decisional law relating to antitrust, banking, land use, environmental, pension, employee benefit, tax, fraudulent conveyance, usury, laws governing the legality of investments for regulated entities, regulations T, U or X of the Board of Governors of the Federal Reserve System or any laws, rules, regulations, or administrative decisions of any political subdivision of any state including any county, city, municipality, town or special subdivision, or any applicable telecommunications or other trade-specific regulatory laws. Furthermore, we express no opinion with respect to compliance with the Securities Act of 1933, as amended, antifraud laws, or any other law, rules or regulations relating to securities or the offer and sale thereof; compliance with fiduciary duties by the Issuer’s or Guarantors’ boards of directors or other governing bodies; compliance with safe harbors for disinterested board of director or other governing body approvals; compliance with state securities or blue sky laws; and compliance with the Investment Company Act of 1940 or the Trust Indenture Act of 1939.

With regard to our opinion in paragraphs 1 and 2 below with respect to the valid existence and good standing of the Guarantors, we have relied solely upon certificates of the Secretaries of State of the relevant jurisdictions as of a recent date.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (the documents listed in A through BB are referred to as the “Guarantor Organizational Documents”):

(A)	Articles of Organization of 760 Northlawn Drive, LLC, as restated.
(B)	Second Amended and Restated Operating Agreement of 760 Northlawn Drive, LLC
(C)	Articles of Organization of BuyDebtCo, LLC
(D)	Amended and Restated Operating Agreement of BuyDebtCo, LLC, as amended
(E)	Articles of Incorporation of Cosmosis Corporation
(F)	Bylaws of Cosmosis Corporation

West Corporation June 23, 2011 Page 3

(G)	Amended and Restated Certificate of Incorporation of Intrado Command Systems, Inc. and required accompanying certificate, and the following documents previously filed with the New Jersey Division of Revenue: (i) Certificate of Amendment to the Certificate of Incorporation of IPC Command Systems, Inc.; and (ii) Restated Certificate of Incorporation of IPC Command Systems, Inc. and required accompanying certificate.
(H)	Amended and Restated Bylaws of Orbacom Systems, Inc. (prior name of Intrado Command Systems, Inc.)
(I)	Articles of Incorporation of Intrado Communications of Virginia Inc.
(J)	Bylaws of Intrado Communications of Virginia Inc., as amended
(K)	Articles of Incorporation of Intrado Systems Corp. and Certificate of Amendment Name Change of Intrado Systems Corp.
(L)	Bylaws of Intrado Systems Corp.
(M)	Articles of Organization of Stargate Management LLC
(N)	Operating Agreement of Stargate Management LLC, and Amendment to Operating Agreement of Stargate Management LLC
(O)	Articles of Organization of Twenty First Century International Services LLC, as restated.
(P)	Second Amended and Restated Operating Agreement of Twenty First Century International Services LLC
(Q)	Articles of Organization of Twenty First Century Crisis Communications, LLC, as restated
(R)	Second Amended and Restated Operating Agreement of Twenty First Century Crisis Communications, LLC
(S)	Articles of Incorporation of Twenty First Century Communications, Inc., as amended
(T)	First Amended and Restated Regulations of Twenty First Century Communications, Inc., as amended
(U)	Articles of Incorporation of Twenty First Century Communications of Canada, Inc.
(V)	Code of Regulations of Twenty First Century Communications of Canada, Inc.
(W)	Articles of Organization of West Asset Purchasing, LLC
(X)	Operating Agreement of West Asset Purchasing, LLC, as amended
(Y)	Articles of Incorporation of AMC Holdings, Inc. (prior name of West Direct II, Inc.), as amended
(Z)	Bylaws of AMC Holdings, Inc. (prior name of West Direct II, Inc.), as amended
(AA)	Certificate of Formation of Worldwide Asset Purchasing, LLC
(BB)	Amended and Restated Operating Agreement of Worldwide Asset Purchasing, LLC, as amended
(CC)	resolutions from the Board of Directors, Board of Managers, Shareholders and/or Members of the respective Guarantors, as applicable;
(DD)	the Indentures;
(EE)	the applicable Registration Rights Agreements, dated as of October 5, 2010, for each Indenture (together with the Indentures, the “Exchange Documents”); and
(FF)	such other agreements, instruments and documents, including, without limitation, certificates of public officials, as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

West Corporation June 23, 2011 Page 4

Based upon the foregoing, and subject to the exclusions, limitations and caveats set forth herein, it is our opinion that:

1. Each Guarantor that is a corporation (a) is a corporation validly existing and in good standing under the laws of the state of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2. Each Guarantor that is a limited liability company (a) is a limited liability company validly existing and in good standing under the laws of the state of its formation and (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

3. Each Guarantor has all requisite power and authority to execute, deliver and perform its obligations under the Exchange Documents, including, without limitation, the performance of all obligations with respect to the Exchange Guarantees. The execution, delivery and performance of the Exchange Documents, including, without limitation, the performance of all obligations with respect to the Exchange Guarantees, by each Guarantor has been duly authorized by all necessary corporate action on the part of such Guarantor. The Exchange Documents have been duly and validly executed and delivered by each Guarantor.

Ropes & Gray LLP may rely on these opinions in rendering their opinions to you with respect to the validity and enforceability of the Indenture and the Exchange Guarantees for inclusion as an exhibit to the Registration Statements (Nos. 333-174487 and 333-174489).

We consent to the filing of our opinion as an exhibit to the Registration Statements. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Kutak Rock LLP

West Corporation June 23, 2011 Page 5

Schedule I

Guarantors

Name	Entity Type	State of Organization
760 Northlawn Drive, LLC	limited liability company	Ohio
BuyDebtCo, LLC	limited liability company	Nevada
Cosmosis Corporation	corporation	Colorado
Intrado Command Systems, Inc.	corporation	New Jersey
Intrado Communications of Virginia Inc.	corporation	Virginia
Intrado Systems Corp.	corporation	Georgia
Stargate Management LLC	limited liability company	Colorado
Twenty First Century International Services LLC	limited liability company	Ohio
Twenty First Century Crisis Communications, LLC	limited liability company	Ohio
Twenty First Century Communications, Inc.	corporation	Ohio
Twenty First Century Communications of Canada, Inc.	corporation	Ohio
West Asset Purchasing, LLC	limited liability company	Nevada
West Direct II, Inc.	corporation	Arizona
Worldwide Asset Purchasing, LLC	limited liability company	Nevada